Exhibit 1.5

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The offer contained herein is not being made to, nor will deposits be accepted from or on behalf of shareholders in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of such jurisdiction. However, HudBay Minerals Inc. or its agents may, in HudBay Minerals Inc.’s sole discretion, take such action as it may deem necessary to make the offer in any jurisdiction and extend the offer to shareholders in such jurisdiction.

This offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

March 1, 2011

NOTICE OF EXTENSION

by

HUDBAY MINERALS INC.

in respect of its

OFFER TO PURCHASE

all outstanding common shares of

NORSEMONT MINING INC.

for consideration per common share of, at the election of each holder,

•	0.2617 of a common share of HudBay Minerals Inc. and $0.001 in cash, or

•

cash in an amount that is greater than $0.001, not to exceed $4.50, and, if less than $4.50 in cash is elected, the number of common shares of HudBay Minerals Inc. equal to the excess of $4.50 over such elected cash amount, divided by $17.19 subject, in each case, to pro-ration and rounding as set out in the Offer (as defined herein)

HudBay Minerals Inc. (the “Offeror”) hereby gives notice that it is extending the period for acceptance of its offer dated January 24, 2011 (the “Offer”) to purchase all of the outstanding common shares (the “Common Shares”) of Norsemont Mining Inc. (“Norsemont”), including all Common Shares issued after the date thereof but before the expiry time of the Offer upon the exercise, exchange or conversion of any Convertible Securities (as defined in the Offer), together with the associated rights issued under the Shareholder Rights Plan (as defined in the Offer), from 5:00 p.m. (Toronto time) on March 1, 2011 to 5:00 p.m. (Toronto time) on March 15, 2011.

This notice of extension (the “Notice”) should be read in conjunction with the Offer and the accompanying circular dated January 24, 2011 (the “Circular”, and, together with the Offer, the “Offer and Circular”) and the Letter of Transmittal and the Notice of Guaranteed Delivery that accompanied the Offer and Circular. Unless otherwise defined herein or amended hereby, defined terms used in this Notice have the same meaning as in the Offer and Circular. The term “Offer” means the Offer as expressly amended and supplemented by this Notice and the term “Offer and Circular” means the Offer and Circular as expressly amended and supplemented by this Notice.

THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME) ON MARCH 15, 2011 (THE “EXPIRY TIME”), UNLESS THE OFFER IS EXTENDED BY THE OFFEROR.

Shareholders who have validly deposited and not withdrawn their Common Shares need take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and duly execute the Letter of Transmittal (printed on YELLOW paper) which accompanied the Offer and Circular or an executed facsimile thereof and deposit it, at or prior to the Expiry Time, together with certificates representing their Common Shares, as applicable, and all other required documents with Kingsdale Shareholder Services Inc. (in such capacity, the “Depositary”) at its offices set out in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders whose Common Shares are registered in the name of CDS or DTC may accept the Offer by following the procedures for book-entry transfer of Common Shares set forth under “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the Offer. Shareholders whose certificates for Common Shares are not immediately available may follow the procedures for guaranteed delivery set forth under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer, using the Notice of Guaranteed Delivery (printed on GREEN paper) which accompanied the Offer and Circular.

Shareholders whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Common Shares under the Offer.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary.

Questions and requests for assistance may be directed to and additional copies of this document, the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge upon request to the Depositary and Information Agent at its address shown on the last page of this document. Copies of this document and related materials may also be accessed on SEDAR at www.sedar.com under Norsemont’s profile.

The Offeror has not authorized anyone to provide any information or make any representation about the Offer or the Offeror or its affiliates that is different from, or in addition to, the information and representations contained in the Offer and Circular. Shareholders should not rely on any information or any representations regarding the Offer or the Offeror or its affiliates not contained in the Offer and Circular.

NOTICE TO NON-CANADIAN RESIDENTS

The Offer is being made for the securities of a Canadian issuer. The Offer and Circular are subject to, and have been prepared in accordance with, applicable disclosure requirements in Canada. Shareholders should be aware that such requirements are different from those in the United States and may differ from those in other jurisdictions. The Offer is being made in the United States pursuant to an exemption from U.S. tender offer rules provided by Rule 14d-1(c) promulgated under the U.S. Exchange Act.

The enforcement by Shareholders of civil liabilities under United States federal securities laws or those in the Republic of Peru and other jurisdictions may be affected adversely by the fact that the Offeror is governed by the laws of Canada and that Norsemont is governed by the laws of British Columbia, that the majority of the officers and directors of each of the Offeror and Norsemont reside outside the United States or other jurisdictions outside of Canada, that the Depositary and Information Agent and some or all of the experts named in the Offer and Circular may be residents of jurisdictions outside of the United States or other jurisdictions and that all or a substantial portion of the assets of the Offeror and Norsemont and the other above-mentioned persons are located outside the United States or other jurisdictions. You may not be able to sue the Offeror or its officers or directors in a foreign court for violations of the U.S. or your local securities laws. It may be difficult to compel the Offeror or its officers or directors to subject themselves to a U.S. or your local court’s judgment.

The Offeror Shares offered as consideration under the Offer are being offered pursuant to an exemption from the registration requirements of the U.S. Securities Act, provided by Rule 802 thereunder. No Offeror Shares will be delivered in the United States for the account or for the benefit of a person in the United States, unless the Offeror is satisfied that such Offeror Shares may be delivered in the relevant jurisdiction in reliance upon available exemptions from the registration requirements of the U.S. Securities Act and the securities laws of the relevant U.S. state or other local jurisdiction, or on a basis otherwise determined to be acceptable to the Offeror in its sole discretion, and without subjecting the Offeror to any registration or similar requirements.

The Offeror is subject to the information requirements of the U.S. Exchange Act, and applicable Canadian Securities Laws, and in accordance therewith files reports and other information with the Securities Authorities. Under the Multi-jurisdictional Disclosure System adopted by the Securities Authorities, documents and other information that the Offeror files with the SEC may be prepared in accordance with the disclosure requirements of Canadian Securities Authorities, which are different from those of the United States. As a foreign private issuer, the Offeror’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Offeror is not required to publish financial statements as promptly as U.S. companies.

The Offeror Shares will be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act to the same extent and proportion that the Common Shares held by Shareholders on any Take-Up Date are restricted securities. Restricted securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, only pursuant to an exemption or exclusion from the registration requirements of the U.S. Securities Act and applicable state securities laws.

Shareholders in the United States should be aware that the disposition of Common Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described in the Offer and Circular and such Shareholders are urged to consult their tax advisors. See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Income Tax Considerations” in Sections 25 and 26 of the Circular, respectively.

Financial statements included or incorporated by reference in the document have been prepared in accordance with Canadian GAAP and are subject to Canadian auditing and auditor independence standards and thus may not be comparable to the financial statements of United States companies.

Shareholders in the United States should be aware that the Offeror and its affiliates and any joint actors, directly or indirectly, may bid for or may make purchases of Common Shares during the period of the Offer, as permitted by applicable Canadian laws or provincial laws or regulations.

Information concerning the mineral properties of the Offeror and Norsemont has been prepared in accordance with the requirements of Canadian Securities Laws, which differ in material respects from the requirements of SEC Industry Guide 7. Under SEC Industry Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time of the reserve determination, and the SEC does not recognize the reporting of mineral deposits which do not meet the SEC Industry Guide 7 definition of “Reserve”. In accordance with National Instrument 43-101 —Standards of Disclosure for Mineral Projects (“NI 43-101”) of the Canadian Securities Authorities, the terms “mineral reserve”, “proven mineral reserve”, “probable mineral reserve”, “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in the CIM Definition Standards for Mineral Resources and Mineral Reserves adopted by the CIM Council on December 11, 2005. While the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are recognized and required by NI 43-101, the SEC does not recognize them. You are cautioned that, except for that portion of mineral resources classified as mineral reserves, mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence and as to whether they can be economically or legally mined. Under Canadian Securities Laws, estimates of inferred mineral resources may not form the basis of an economic analysis. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally mined, or that it will ever be upgraded to a higher category. Likewise, you are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be upgraded into mineral reserves. You are urged to consider closely the disclosure on the technical terms in Schedule A “Glossary of Mining Terms” of the Offeror’s annual information form for the fiscal year ended December 31, 2009, available on SEDAR at www.sedar.com and incorporated by reference as Exhibit 99.8 in the Offeror’s Form 40-F filed on October 19, 2010 (File No. 001- 34244).

THE SECURITIES OFFERED UNDER THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Common Shares. No Offer is made to purchase any purchase warrants to acquire Common Shares, any options to acquire Common Shares issued by Norsemont or any other Convertible Securities. Any holder of Convertible Securities who wishes to accept the Offer must, to the extent permitted by the terms of such Convertible Securities and applicable Laws, exercise, exchange or convert such Convertible Securities in accordance with their terms in order to acquire Common Shares and then deposit such Common Shares in accordance with the terms of the Offer.

Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will acquire the Common Shares issuable upon such exercise, exchange or conversion in time for deposit at or prior to the Expiry Time in compliance with the procedures referred to under “Manner of Acceptance” in Section 3 of the Offer.

None of the Canadian, United States or Peruvian tax consequences to holders of Convertible Securities of exercising, exchanging or converting any Convertible Securities are described in the Circular. Holders of Convertible Securities should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision of whether to exercise, exchange or convert such Convertible Securities.

CURRENCY

All dollar references in this Notice are in Canadian dollars, except where otherwise indicated. On February 28, 2011, the Bank of Canada noon rate of exchange for the Canadian dollar, expressed in U.S. dollars was Canadian $1.00 = United States $1.0268.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Certain of the statements made and information contained herein and in the Offer and Circular contain “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws. Forward-looking information is prospective in nature and includes, but is not limited to, information with respect to the anticipated timing of the transaction and the anticipated impact of the transaction on the Offeror and Norsemont, exploration expenditures and activities and the possible success of such exploration activities, the timing and amount of estimated future production and possible success of operations, the economic outlook and government regulation. Forward-looking information is based on the views, opinions, intentions and estimates of management at the date the information is made, and is based on a number of assumptions and subject to a variety of known and unknown risks and uncertainties and other factors, including, among other things, risks related to the Offer (the development of the Constancia Project, fluctuations in the value of consideration, consideration elections, the issuance of the Offeror Shares as consideration, the exercise of dissent rights, the possible illiquidity of Common Shares, the holding by the Offeror of a majority interest in Norsemont and amendments to tax legislation in the Republic of Peru) and risks related to the on-going business of the Offeror, including risks associated with the mining industry, economic factors (including future commodity prices, currency fluctuations and energy prices), dependence on key personnel and employee relations, government regulation, reclamation activities, land titles, and social and political developments, as well as those risk factors discussed in the Offer and Circular under “Risk Factors Related to the Offer” in Section 9 of the Circular or in the section “Risk Factors” that is included in the Offeror’s annual information form dated March 31, 2010 and is incorporated by reference in the Offer and Circular. Many of these assumptions are based on factors and events that are not within the control of the Offeror or Norsemont and there is no assurance they will prove to be correct.

Although the Offeror has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. The timing and completion of the proposed transaction is subject to certain conditions, termination rights and other risks and uncertainties. There can be no assurance that the forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information; there can be no assurance that the proposed transaction will occur, or that it will occur on the timetable or on the terms and conditions contemplated or that the strategic benefits and competitive, operational and cost efficiencies expected to result from the transaction will be fully realized. Accordingly, readers should not place undue reliance on forward-looking information. The Offeror does not undertake to update any forward-looking information, except as required by applicable securities laws, or to comment on analyses, expectations or statements made by third parties in respect of the Offer, the Offeror or its financial or operating results or its securities.

NOTICE OF EXTENSION

March 1, 2011

TO: THE HOLDERS OF COMMON SHARES OF NORSEMONT MINING INC.

By notice to the Depositary dated March 1, 2011 and as set forth in this Notice, the Offeror has extended its offer dated January 24, 2011 to purchase all of the outstanding Common Shares, including, for greater certainty, Common Shares issued upon the exchange, exercise or conversion of Convertible Securities after the date hereof but prior to the Expiry Time, together with the associated SRP Rights.

Except as otherwise set forth in this Notice, the terms and conditions set forth in the Offer and Circular and the Letter of Transmittal and the Notice of Guaranteed Delivery that accompanied the Offer and Circular continue to be applicable in all respects. This Notice should be read in conjunction with the Offer and Circular and the Letter of Transmittal and the Notice of Guaranteed Delivery that accompanied the Offer and Circular.

Unless otherwise defined herein or amended hereby, defined terms used in this Notice have the same meaning as in the Offer and Circular. The term “Offer” means the Offer as expressly amended and supplemented by this Notice and the term “Offer and Circular” means the Offer and Circular as expressly amended and supplemented by this Notice.

1.	Recent Developments

Peruvian Proposed Amendments

As announced by Norsemont on February 17, 2011, the parliament of the Republic of Peru enacted, under law 29663, which became effective on February 16, 2011, the amendment to Peru’s income tax code relating to the taxation of capital gains described in Section 27 of the Circular, “Certain Peruvian Income Tax Considerations”. Shareholders should consult their own tax advisors for advice on the applicability of the amendment to Peru’s income tax code having regard to their particular circumstances.

Norsemont Continuous Disclosure

On January 28, 2011, Norsemont announced the results of a feasibility study optimization on the Constancia Project and on February 21, 2011 it filed the related revised and updated technical report under National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

In addition, on February 14, 2011, Norsemont filed its interim financial statements, and its management discussion and analysis relating thereto, for the six month periods ended December 31, 2010 and 2009.

Such documents are available on SEDAR at www.sedar.com under Norsemont’s profile.

Take-Up of Common Shares

Concurrently with the announcement of this Notice, the Offeror also announced that all of the conditions to the Offer have been satisfied and that the Offeror has taken up all Common Shares validly deposited under the Offer.

2.	Extension of the Offer

The Offeror has extended the expiry time of the Offer from 5:00 p.m. (Toronto time) on March 1, 2011 to 5:00 p.m. (Toronto time) on March 15, 2011. Accordingly, the definition of “Expiry Time” in the “Glossary” section of the Offer and Circular is deleted in its entirety and replaced by the following definition:

““Expiry Time” means 5:00 p.m. (Toronto time) on March 15, 2011, or such later time or date as may be fixed by the Offeror from time to time, but in no event later than the Outside Date, provided that if such day is not a business day, then the Expiry Time shall be the same time on the next business day;”

In addition, all references to “5:00 p.m. (Toronto time) on March 1, 2011” in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, each as amended and supplemented by this Notice, have been amended to reference “5:00 p.m. (Toronto time) on March 15, 2011”.

3.	Withdrawal of Deposited Securities

Except as otherwise stated in Section 8 of the Offer, “Withdrawal of Deposited Securities”, or as otherwise required by applicable Laws, all deposits of Common Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by Laws, any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)	at any time before the Deposited Securities have been taken up by the Offeror pursuant to the Offer;

(b)	if the Deposited Securities have not been paid for by the Offeror within three business days after having been taken up; or

(c)	at any time before the expiration of ten days from the date upon which either:

(i)	a notice of change relating to a change that has occurred in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)	a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for such Deposited Securities where the Expiry Time is not extended for more than ten days, or a variation consisting solely of a waiver of a condition of the Offer and any extension of the bid resulting from the waiver, or both), is mailed, delivered or otherwise properly communicated to the Depositary (subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or Securities Authorities) and only if such Deposited Securities have not been taken up by the Offeror in advance of the receipt of such communication by the Depositary.

Shareholders are referred to Section 8 of the Offer, “Withdrawal of Deposited Securities”, for details and a description of the procedures for exercising the right to withdraw Common Shares deposited under the Offer.

4.	Time for Acceptance

The Offer is now open for acceptance until 5:00 p.m. (Toronto time) on March 15, 2011, or such later time or date as may be fixed by the Offeror from time to time in its sole discretion in accordance with the terms of the Support Agreement, but subject to applicable Laws, pursuant to Section 5 of the Offer, “Extension, Variation or Change in the Offer”.

5.	Manner of Acceptance

The Offer may be accepted in accordance with the provisions of Section 3 of the Offer, “Manner of Acceptance”.

Shareholders are referred to Section 3 of the Offer, “Manner of Acceptance”, for details as to the manner in which the Offer may be accepted.

6.	Take-Up and Payment for Deposited Securities

Concurrently with the announcement of this Notice, the Offeror also announced that all of the conditions to the Offer have been satisfied and that the Offeror has taken up all Common Shares validly deposited under the Offer.

Shareholders are referred to Section 6 of the Offer, “Take-Up and Payment for Deposited Securities”, for details as to the take-up and payment for Common Shares under the Offer.

7.	Statutory Rights

Securities legislation of the provinces and territories of Canada provides security holders of Norsemont with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders of Norsemont. However, such rights must be exercised within prescribed time limits. Security holders of Norsemont should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

CERTIFICATE

DATED: March 1, 2011

The Offer and Circular dated January 24, 2011, as amended by this Notice, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) DAVID GAROFALO President and Chief Executive Officer	(Signed) DAVID S. BRYSON Chief Financial Officer

On behalf of the board of directors

(Signed) G. WESLEY VOORHEIS Director	(Signed) ALAN R. HIBBEN Director

C-1

Any questions and requests for assistance may be directed to the Depository and Information Agent:

By Mail	By Registered, by Hand or by Courier
The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2	The Exchange Tower 130 King Street West, Suite 2950, Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-800-775-3159

E-mail: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272